EXHIBIT 10.6

EXECUTION COPY

MGM MIRAGE

TIME- AND PRICE-VESTING

STOCK APPRECIATION RIGHT AGREEMENT

THIS TIME- AND PRICE-VESTING STOCK APPRECIATION RIGHT AGREEMENT (this “Agreement”) is made effective as of April 6, 2009 (the “Grant Date”), between MGM MIRAGE, a Delaware corporation (the “Company,” “Employer,” “we,” or “us”), and James J. Murren (“Employee” or “you”).

WHEREAS, the Company desires to continue to employ Employee and has entered, or will enter, into a new employment agreement with Employee embodying the terms of such employment arrangement, and the parties are entering into this Agreement in connection therewith (such employment agreement and, pending the effectiveness thereof, the Term Sheet dated April 6, 2009 are referred to herein as the “Employment Agreement”);

WHEREAS, the Company has established the MGM MIRAGE 2005 Omnibus Incentive Plan, as amended and restated (the “Plan”);

WHEREAS, the Company wishes to carry out the Plan (the terms of which are hereby incorporated by reference and made a part of this Agreement);

WHEREAS, Article 7 of the Plan provides for the issuance of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to Stock Appreciation Right Awards;

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors, appointed to administer the Plan, has determined that it would be to the advantage and in the best interests of the Company and its stockholders to grant to Employee a Freestanding SAR Award (the “SAR”) as provided for herein, as an inducement to Employee to provide services to the Company pursuant to the Employment Agreement; and the Committee has advised the Company thereof and instructed the undersigned officer to issue said SAR; and

WHEREAS, capitalized terms used in this Agreement have the meanings set forth in Appendix A attached hereto, which is incorporated in and made a part of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE 1

AWARD OF STOCK APPRECIATION RIGHT

Section 1.01 Award of SAR.

(a) For good and valuable consideration, on the Grant Date, the Company hereby grants to Employee the SAR with respect to an aggregate of five hundred thousand (500,000) Shares upon the terms and subject to the conditions set forth in the Plan and this Agreement. The grant price per Share underlying the SAR shall be $5.53 (the “Grant Price”), which is one hundred percent (100%) of the Fair Market Value of a Share (based on the reported closing price on the New York Stock Exchange) on the Grant Date.

(b) The SAR represents the right to receive from the Company, upon exercise of the SAR or any portion thereof, a number (the “Base Number”) of Shares whose aggregate Fair Market Value on the date of exercise is equal to an amount determined by multiplying (i) the number of underlying Shares with respect to which the SAR or any portion thereof is being exercised, by (ii) the excess of (A) the Fair Market Value of a Share on the date of exercise, over (B) the Grant Price.

(c) Notwithstanding anything to the contrary in this Agreement, the SAR granted under this Agreement is subject to the terms, definitions and provisions of this Agreement and the Plan, which is incorporated herein by reference; provided, however, that in the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of this Agreement shall control.

Section 1.02 Consideration to the Company.

(a) In consideration for the grant of the SAR provided for in this Agreement, Employee agrees to render services to the Company pursuant to the terms and subject to the conditions of the Employment Agreement. Nothing in this Agreement or in the Plan shall confer upon Employee any right to continue in the service of the Company or any Parent or Subsidiary or shall interfere with or restrict in any way the rights of the Company or any Parent or Subsidiary, which are hereby expressly reserved, to discharge Employee at any time for any reason whatsoever, with or without cause, it being understood that the foregoing shall not be deemed to reduce or otherwise adversely affect the intended benefits conferred upon Employee by this Agreement or the Employment Agreement.

ARTICLE 2

VESTING AND EXERCISE

Section 2.01 Vesting of SAR. The SAR will vest and become exercisable in cumulative installments as follows, subject to Section 2.02 and Section 2.04:

(a) twenty-five percent (25%) of the SAR (equal to 125,000 Shares) will vest and become exercisable upon the later to occur of (i) the first anniversary of the

Grant Date and (ii) the attainment of a vesting price of Seventeen Dollars ($17.00) per Share (the “Vesting Price”);

(b) twenty-five percent (25%) of the SAR (equal to 125,000 Shares) will vest and become exercisable upon the later to occur of (i) the second anniversary of the Grant Date and (ii) the attainment of the Vesting Price;

(c) twenty-five percent (25%) of the SAR (equal to 125,000 Shares) will vest and become exercisable upon the later to occur of (i) the third anniversary of the Grant Date and (ii) the attainment of the Vesting Price; and

(d) twenty-five percent (25%) of the SAR (equal to 125,000 Shares) will vest and become exercisable upon the later to occur of (i) the fourth anniversary of the Grant Date and (ii) the attainment of the Vesting Price.

An installment of the SAR will not vest and become exercisable unless (i) the time-vesting date specified in this Section 2.01 with respect to such installment occurs, and the Vesting Price is attained, during the Vesting Period, and (ii) either Employee has continued active employment or service through such applicable time-vesting date or the Vesting Period was extended for two (2) years (pursuant to Clause (2) of the definition of “Vesting Period”). The Vesting Price will be attained if the average Fair Market Value of a Share (as determined based on the reported closing price of a Share on the New York Stock Exchange if the Shares are listed for trading on such exchange, or in the event the Shares are no longer listed for trading on the New York Stock Exchange, as determined on a consistent basis by the Committee in its sole discretion) over any period of twenty (20) consecutive Trading Days within the Vesting Period equals or exceeds the Vesting Price (hereinafter described as “price-based vesting”).

Section 2.02 Change of Control.

(a) In the event Employee terminates his active employment during the Employment Term by exercising the COC Termination Right:

(i) time-based vesting with respect to the unvested balance of the SAR, if any, shall accelerate in full upon the date of termination of Employee’s active employment;

(ii) price-based vesting with respect to the otherwise unvested balance of the SAR, if any, shall continue for the remainder of the Vesting Period; and

(iii) the Restrictive Covenants incorporated herein by Section 3.01 shall not apply to Employee following the date of termination of his active employment.

(b) In the event of a Discontinuing COC, if the Exercise Period will not have expired prior to or as of the date of the occurrence of such Discontinuing COC, the SAR will terminate upon the occurrence of such Discontinuing COC, and:

(i) If Employee is currently actively employed by the Company during the Employment Term on the date of the occurrence of the Discontinuing COC, time-based vesting with respect to the unvested balance of the SAR, if any, will accelerate in full, and for purposes of price-based vesting the Vesting Period will be deemed to expire, immediately prior to the occurrence of such Discontinuing COC.

(ii) If Employee’s active employment was previously terminated during the Employment Term in circumstances as a result of which the Vesting Period was extended by two (2) years (pursuant to Clause (2) of the definition of “Vesting Period”), time-based vesting with respect to the balance of such two (2)-year extension, if any, will accelerate in full, and for purposes of price-based vesting the Vesting Period will be deemed to expire, immediately prior to the occurrence of the Discontinuing COC.

(iii) Where the Discontinuing COC results from an exchange of the Company’s outstanding Shares for securities or property other than cash, the Committee shall provide for:

(A) the purchase of the outstanding, vested balance of the SAR for an amount of cash equal to (I) the value of the consideration per Share to be paid by the purchaser in such Discontinuing COC, less the Grant Price, multiplied by (II) the number of Shares subject to the outstanding, vested balance of the SAR, net of applicable taxes; or

(B) the purchase of the outstanding, vested balance of the SAR for an amount of the same securities or property as are received, pursuant to the Discontinuing COC, by the stockholders of the Company with respect to their Shares, which amount has a value equal to (I) the value of the consideration per Share to be paid by the purchaser in such Discontinuing COC, less the Grant Price, multiplied by (II) the number of Shares subject to the outstanding, vested balance of the SAR, net of applicable taxes.

The cash due to Employee in connection with a purchase pursuant to clause (A) shall be paid in a lump sum within thirty (30) days of the occurrence of such Discontinuing COC. Any payment pursuant to clause (B) shall comply with, or be exempt from, Section 409A.

(iv) Where the Discontinuing COC results from an exchange of the Company’s outstanding Shares for cash, the Committee shall provide for the purchase of the outstanding, vested balance of the SAR for an amount of cash equal to (A) the cash price per Share to be paid by the purchaser in such Discontinuing COC, less the Grant Price, multiplied by (B) the number of Shares subject to the outstanding, vested balance of the SAR being purchased, net of applicable taxes. The cash due to Employee in connection with a purchase pursuant to this Section 2.02(b)(iv) shall be paid in a lump sum within thirty (30) days of the occurrence of such Discontinuing COC.

(c) Subject to Section 2.02(a), in the event of a Continuing COC, the unvested balance of the SAR (if any) will continue to vest, and the outstanding balance of the SAR (if any) will be subject to exercise, in each case as if such Continuing COC had not occurred.

Section 2.03 Exercise of SAR.

(a) The SAR, or any portion thereof, may be exercised only to the extent vested pursuant to the terms and subject to the conditions of this Agreement and only during the Exercise Period. In order to exercise the SAR or any portion thereof, Employee or any other person or persons entitled to exercise the SAR must give written notice to the Committee specifying the number of Shares with respect to which the SAR or any portion thereof is being exercised. Such notice must be received during the Exercise Period.

(b) If Employee’s employment with the Company and any Parent and Subsidiaries is terminated due to death, or if Employee dies during the Exercise Period following a termination of such employment, the SAR or a portion thereof may be exercised at any time or from time to time during the Exercise Period, to the extent that Employee would have been entitled to do so, by the person or persons to whom Employee’s rights under the SAR pass by will or applicable law, or if no such person has such rights, by his executors or administrators.

(c) The SAR may not at any time be exercised in part with respect to fewer than the lesser of (i) fifty (50) Shares or (ii) the number of Shares which remain to be purchased pursuant to the SAR.

(d) No fractional Shares shall be issued pursuant to the SAR.

Section 2.04 Forfeiture of Unvested Balance of SAR. The unvested balance of the SAR, if any, shall be forfeited, and Employee’s rights in such unvested balance of the SAR shall lapse and expire, on the day immediately following the date when the Vesting Period expires.

Section 2.05 Expiration of SAR. Notwithstanding anything to the contrary herein, the SAR shall expire at 5:00 p.m., Pacific Time, on the seventh anniversary of the Grant Date (“Expiration Time”).

Section 2.06 Withholding of Taxes. The Company shall be entitled to withhold or deduct from any compensation paid or distributed to Employee the minimum statutory amount required to satisfy all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority, including, without limitation, any amounts with respect to ordinary income recognized by Employee pursuant to the exercise of the SAR or any portion thereof. In satisfaction of the foregoing requirement, the Company shall reduce the Base Number of Shares otherwise distributable upon exercise of the SAR or any portion thereof by the number of Shares having an aggregate Fair Market Value equal to the total minimum statutory amount of applicable tax required to be withheld or deducted as a result of such exercise.

ARTICLE 3

MISCELLANEOUS

Section 3.01 Non-Competition; Non-Solicitation. The restrictive covenants set forth in Section 8.1 of the Employment Agreement (the “Restrictive Covenants”) shall be incorporated herein and made a part of this Agreement, and Employee is hereby deemed to make, as of the date of this Agreement, the representations and warranties set forth in Section 9 of the Employment Agreement relating to such Restrictive Covenants.

Section 3.02 Limits on Transferability. The SAR may be transferred to a trust in which Employee or Employee’s spouse controls the management of the assets. With respect to the SAR, if transferred to a trust, references in this Agreement to exercisability related to such SAR shall be deemed to include such trust. No interest of Employee under the Plan shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process.

Section 3.03 Adjustments. If there is any change in the Shares by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of Shares, or of any similar change affecting the Shares, then the Committee will make appropriate and proportionate adjustments to the number and class of securities subject to the SAR, the Grant Price per Share, the Vesting Price, and any other terms of this Agreement (including relating to the Shares, other securities, cash or other consideration which may be acquired upon exercise of the SAR) that it deems necessary. Any adjustment so made shall be final and binding upon Employee.

Section 3.04 No Rights as Stockholder. Employee shall have no rights as a stockholder with respect to any Shares subject to the SAR until the SAR or any portion thereof has been exercised and the Shares relating thereto have been issued and recorded on the records of the Company or its transfer agent or registrars.

Section 3.05 Compliance with Law and Regulations. The SAR, its exercise and the obligation of the Company to issue Shares under this Agreement are subject to all applicable federal and state laws, rules and regulations, including those related to disclosure of financial and other information to Employee and to approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for Shares prior to (A) the listing of such Shares on any stock exchange on which the Shares may then be listed and (B) the completion of any registration or qualification of such Shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable; provided, however, that the issuance of the Shares or delivery of the certificates for Shares, as applicable, will occur upon the earliest date on which the Company reasonably anticipates that such actions will not cause a violation of any such federal or state law, rule or regulation.

Section 3.06 Certain Corporate Transactions. Nothing in the Plan or this Agreement will in any way prohibit the Company from merging with or consolidating into another corporation or from selling or transferring all or substantially all of its assets, or from distributing all or substantially all of its assets to its stockholders in liquidation, or from dissolving and terminating its corporate existence, and if any such event constitutes a Change of Control, Section 2.02 shall apply.

Section 3.07 Investment Representation. Employee must, upon demand by the Company, promptly furnish the Company, prior to the issuance of any Shares upon the exercise of all or any part of the SAR, an agreement in which Employee represents that the Shares acquired upon exercise are being acquired for investment and not with a view to the sale or distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any Shares upon exercise of the SAR is a condition precedent to the right of Employee to acquire any Shares. The Company will have the right, at its election, to place legends on the certificates representing the Shares so being issued with respect to limitations on transferability imposed by federal and/or state laws, and the Company will have the right to issue “stop transfer” instructions to its transfer agent.

Section 3.08 Employee Bound By Plan. Employee acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Company hereby agrees to provide Employee with any amendments to the Plan which may be adopted prior to the Expiration Time specified in Section 2.05.

Section 3.09 Notices. Any notice hereunder to the Company must be addressed to: MGM MIRAGE, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: 2005 Omnibus Incentive Plan Administrator, and any notice hereunder to Employee must be addressed to Employee at Employee’s last address on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address. Any notice shall be deemed to have been duly given on personal delivery or three (3) days after being sent in a properly sealed envelope, addressed as set forth above, and deposited (with first class postage prepaid) in the United States mail.

Section 3.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument. Each party further agrees that an electronic, facsimile and/or digital signature or an online acceptance or acknowledgment will be accorded the full legal force and effect of a handwritten signature under Nevada law. Execution of this Agreement at different times and places by the parties shall not affect the validity hereof.

Section 3.11 Governing Law. The parties hereto agree that the validity, construction and interpretation of this Agreement shall be governed by the laws of the state of Nevada.

Section 3.12 Arbitration. Disputes relating to this Agreement shall be resolved by arbitration pursuant to the terms and subject to the conditions of the Employment Agreement.

Section 3.13 Variation of Pronouns. All pronouns and any variations thereof contained herein shall be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

Section 3.14 Severability. Any portion of this Agreement that is declared contrary to any law, regulation or is otherwise invalid, shall be deemed stricken without impairing the validity of the remainder of this Agreement.

Section 3.15 Non-Involvement of Certain Parties. Employee hereby agrees that if (A) there is any default or alleged default by the Company under this Agreement or (B) Employee has, or may have, any claim arising from or relating to the terms of this Agreement, Employee shall not commence any lawsuit or otherwise seek to impose any liability whatsoever against Kirk Kerkorian or Tracinda Corporation (“Tracinda”). Employee hereby further agrees that (X) neither Kirk Kerkorian nor Tracinda shall have any liability whatsoever with respect to this Agreement or any matters relating to or arising from this Agreement, (Y) Employee shall not assert or permit any party claiming through it to assert a claim or impose any liability against Kirk Kerkorian or Tracinda, either collectively or individually, as to any matter or thing arising out of, or relating to, this Agreement or any alleged breach or default of this Agreement by the Company and (Z) neither Kirk Kerkorian nor Tracinda is a party to this Agreement or liable for any alleged breach or default of this Agreement by the Company.

[Signature page immediately follows.]

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first written above.

MGM MIRAGE

By:	/s/ Gary N. Jacobs
Name:	Gary N. Jacobs
Title:	Executive Vice President, General Counsel and Secretary

EMPLOYEE

/s/ James J. Murren
James J. Murren

Appendix A

Definitions

The following capitalized terms, as used in this Agreement, shall have the respective meanings set forth below, and this Appendix A shall be considered to be a part of this Agreement:

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Award” has the meaning ascribed to such term in the Plan.

“Base Number” has the meaning set forth in Section 1.01(b) of this Agreement.

“Change of Control” has the meaning ascribed to such term in the Employment Agreement.

“COC Termination Right” means, in accordance with Section 10.7 of the Employment Agreement, Employee’s right to terminate his active employment during the Employment Term for any reason in the event of a Change of Control; provided, that, Employee must provide the Company with thirty (30) days’ prior notice of such termination; and provided, further, that, such notice must be given by Employee to the Company no later than ninety (90) days following the Change of Control. Such notice may be provided to the Company prior to, and conditioned upon, the occurrence of a Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” has the meaning set forth in the recitals of this Agreement.

“Company” has the meaning set forth in the preamble of this Agreement.

“Continuing COC” means a Change of Control (a) following which the Shares will be publicly traded or (b) in which a company whose common stock is publicly traded acquires control of the Company and replaces the then outstanding balance of the SAR with an equivalent stock appreciation right with respect to its common stock.

“Discontinuing COC” means a Change of Control (a) following which the Shares will no longer be publicly traded and (b) in the event that a company whose common stock is publicly traded acquires control of the Company, in which such acquirer does not replace the then outstanding balance of the SAR with an equivalent stock appreciation right with respect to its common stock.

“Employee” has the meaning set forth in the preamble of this Agreement.

“Employer” has the meaning set forth in the preamble of this Agreement.

“Employment Agreement” has the meaning set forth in the recitals of this Agreement.

App A-1

“Employment Term” means the term of the Employment Agreement ending on April 7, 2013.

“Exercise Period” means the period commencing upon the Grant Date and ending upon the earliest of, as applicable:

(1)	the Expiration Time;

(2)	in the event of a termination of Employee’s active employment during the Employment Term (before a Change of Control or following a Continuing COC) by the Company without Employer’s Good Cause, by Employee for Employee’s Good Cause, by Employee pursuant to exercise of the COC Termination Right, or on account of death or Disability, the date that is two (2) years and ninety (90) days following the date of such termination (except that in the case of a termination due to Disability, such period will be measured from the commencement of the Disability);

(3)	in the event of a termination of Employee’s active employment during the Employment Term (before a Change of Control or following a Continuing COC) by the Company for Employer’s Good Cause or by Employee without Employee’s Good Cause, the date that is ninety (90) days following the date of such termination;

(4)	in the event that Employee violates the Restrictive Covenants (as incorporated in this Agreement by Section 3.01) during the Restrictive Period, the date that is ninety (90) days following the date upon which such violation occurred;

(5)	in the event of a termination of Employee’s active employment for any reason at or after the end of the Employment Term, the date that is ninety (90) days following such termination; and

(6)	the date of the occurrence of a Discontinuing COC.

“Expiration Time” has the meaning set forth in Section 2.05 of this Agreement.

“Fair Market Value” has the meaning ascribed to such term in the Plan.

“Freestanding SAR” has the meaning ascribed to such term in the Plan.

“Grant Date” has the meaning set forth in the preamble of this Agreement.

“Grant Price” has the meaning set forth in Section 1.01(a) of this Agreement.

“Parent” means a parent corporation as defined in Section 424(e) of the Code.

“Plan” has the meaning set forth in the recitals of this Agreement.

App A-2

“Restrictive Covenants” has the meaning set forth in Section 3.01 of this Agreement.

“Restrictive Period” has the meaning ascribed to such term in the Employment Agreement.

“SAR” has the meaning set forth in the recitals of this Agreement.

“Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretative guidance issued thereunder.

“Shares” has the meaning set forth in the recitals of this Agreement.

“Stock Appreciation Right” has the meaning ascribed to such term in the Plan.

“Subsidiary” means a subsidiary corporation as defined in Section 424(f) of the Code or corporation or other entity, whether domestic or foreign, in which the Company has or obtains a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

“Tracinda” has the meaning set forth in Section 3.15 of this Agreement.

“Trading Day” means a day during which (i) trading in securities generally occurs on the New York Stock Exchange or other established stock exchange (or exchanges) on which the Shares are listed for trading and (ii) selling prices for a Share are reported.

“us” has the meaning set forth in the preamble of this Agreement.

“Vesting Period” means the period commencing upon the Grant Date and ending upon the earliest of, as applicable:

(1)	the fourth anniversary of the Grant Date;

(2)	in the event of a termination of Employee’s active employment during the Employment Term (before a Change of Control or following a Continuing COC) by the Company without Employer’s Good Cause, by Employee for Employee’s Good Cause, by Employee pursuant to exercise of the COC Termination Right, or on account of death or Disability, the date that is two (2) years following the date of such termination (except that in the case of a termination due to Disability, such two (2)-year period will be measured from the commencement of the Disability);

(3)	in the event of a termination of Employee’s active employment during the Employment Term (before a Change of Control or following a Continuing COC) by the Company for Employer’s Good Cause or by Employee without Employee’s Good Cause, the date of such termination;

App A-3

(4)	in the event that Employee violates the Restrictive Covenants (as incorporated in this Agreement by Section 3.01) during the Restrictive Period, the date upon which such violation occurred; and

(5)	the date of the occurrence of a Discontinuing COC.

“Vesting Price” has the meaning set forth in Section 2.01(a) of this Agreement.

“we” has the meaning set forth in the preamble of this Agreement.

“you” has the meaning set forth in the preamble of this Agreement.

App A-4